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Exhibit 99.2

Supplemental Regulation FD Information	March 17, 2004

Recent Results

        For the three-month period ended February 29, 2004, net sales of Sealy Corporation ("Sealy") were $318.2 million, an increase of 10.4% over the comparable period ended March 2, 2003. Adjusted EBITDA for the same period also improved from $40.3 million to $46.1 million, representing a 14.4% increase. For the twelve-month period ended February 29, 2004, net sales were $1,219.8 million and Adjusted EBITDA was $164.4 million, compared to net sales of $1,189.9 million and Adjusted EBITDA of $158.6 million for fiscal 2003. These sales and Adjusted EBITDA increases were primarily attributable to the successful introduction of our UniCased™ Posturepedic product, as well as improved international results.

        EBITDA, a measure used by management to measure operating performance, is defined as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under our new financing agreements. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The following table sets forth a reconciliation of EBITDA to net income and Adjusted EBITDA to EBITDA for the periods indicated.

						Three-Month Period Ended
	Fiscal Year
						March 2, 2003	February 29, 2004
	1999	2000	2001	2002	2003
	(dollars in millions)
EBITDA:
Income (loss) before cumulative effect of change in accounting principle	$15.8	$30.1	$(21.0)	$16.9	$18.3	$9.1	$11.3
Interest expense	66.0	69.0	78.0	72.6	68.5	17.1	16.9
Depreciation	12.7	14.2	18.4	21.4	23.8	5.4	5.8
Amortization	12.9	12.9	13.5	1.1	1.1	0.3	0.3
Income taxes	16.6	27.2	12.5	7.2	18.2	6.3	8.3

EBITDA	$124.0	$153.4	$101.4	$119.2	$129.9	$38.2	$42.6

				Three-Month Period Ended
	Fiscal Year
				March 2, 2003	February 29, 2004
	2001	2002	2003
	(dollars in millions)
Adjusted EBITDA:
EBITDA	$101.4	$119.2	$129.9	$38.2	$42.6
New product introduction costs(a)	—	—	9.8	(1.7)	3.1
Management fees and consulting expenses(b)	2.0	5.2	3.9	1.2	0.5
Change in reserve estimates(c)	—	—	3.6	—	—
Facilities rationalization(d)	3.7	3.7	3.0	1.0	0.3
Write-off related to affiliates(e)	36.3	36.0	2.6	0.2	0.1
Stock based compensation(f)	(2.7)	0.9	1.3	0.5	—
A/R Process improvement costs(g)	—	—	2.2	—	—
Unusual relocation costs(h)	—	0.2	1.0	0.4	—
Deferred debt write-off(i)	—	—	2.5	—	—
Other(j)	6.7	(1.0)	(1.2)	0.5	(0.5)

	46.0	45.0	25.9	1.8	3.5

Adjusted EBITDA	$147.4	$164.2	$158.6	$40.3	$46.1

  (a)
  For fiscal 2003, consists of one-time costs related to the launch of the new UniCased™ product including: (i) $5.4 million associated with price reduction programs related to close-outs of two-sided products (incremental compared to fiscal 2000-2002 average levels), (ii) $2.1 million related to an increase in unit labor costs due to labor inefficiencies surrounding the UniCased™ transition (incremental compared to fiscal 2002 levels), (iii) $0.6 million write-off of obsolete raw material inventory, (iv) $0.8 million one-time cost paid to a supplier to expedite materials for roll-out, (v) $0.7 million incremental new product promotion expense (incremental compared to fiscal 2002 levels) and (vi) $0.2 million write-off of R&D equipment. For the three-month period ended March 2, 2003, consists of incremental gains of (i) $1.6 million associated with price reduction programs related to close-outs of two-sided products and (ii) $0.1 million of incremental new product promotion costs. For the three-month period ended February 29, 2004, consists of incremental charges of (i) $2.5 million associated with price reduction programs related to close-outs of two-sided products, (ii) $0.4 million for the write-off of equipment and component inventory and (iii) $0.2 million for bedding samples.

  (b)
  For fiscal 2001, consists of $2.0 million of fees paid to Bain Capital Management pursuant to a management agreement. For fiscal 2002, consists of (i) $2.0 million of fees paid to Bain Capital Management pursuant to a management agreement and (ii) other consulting fees incurred totalling $3.2 million. For fiscal 2003, consists of (i) $2.0 million fees paid to Bain Capital Management pursuant to a management agreement and (ii) $1.9 million paid to Bain Consulting for strategy consulting services. For the three-month period ended March 2, 2003, consists of (i) $0.5 million of fees paid to Bain Capital Management pursuant to a management agreement and (ii) other consulting fees incurred of $0.7 million. For the three-month period ended February 29, 2004, consists of $0.5 million of fees paid to Bain Capital Management pursuant to a management agreement.

  (c)
  For fiscal 2003, consists of (i) a $1.3 million non-cash charge resulting from a change in estimate associated with workers compensation reserve and (ii) a $2.3 million charge related to a refinement in the estimation process for unused employee vacation.

  (d)
  For fiscal 2001, consists of (i) $3.5 million of plant closure expenses for the Memphis facility and other severance and (ii) $0.2 million of environmental and pension costs associated with facility closings. For fiscal 2002, consists of (i) severance totalling $0.9 million, (ii) post closing costs totalling $0.4 million and (iii) write-down of facilities totalling $2.4 million. For fiscal 2003, consists of (i) $1.7 million of plant closure expenses for the Lake Wales, Taylor and Memphis facilities, (ii) a $0.3 million non-cash write-down related to our Albany facility and (iii) $1.0 million of environmental, pension costs and other on-going expenses associated with previous facilities closings. For the three-month period ended March 2, 2003, consists of $1 million for period costs associated with closed plants. For the three-month period ended February 29, 2004, consists of $0.3 million for period costs associated with closed plants.

  (e)
  For fiscal 2001, consists of (i) a $26.3 million non-cash impairment charge to write-down the investments in Malachi Mattress America, Inc. and Mattress Discounters Corporation to net realizable value, (ii) $6 million non-cash charge related to accounts receivable, and (iii) $4 million from loss related to Malachi Mattress America, Inc. prior to sale. For fiscal 2002, consists of (i) $22.6 million for bad debt charges associated with affiliates, (ii) $5.6 million equity loss from Malachi Mattress America, Inc. prior to sale, (iii) $2.0 million of costs associated with the sale of Malachi Mattress America, Inc. and (iv) $5.8 million business closure charge associated with American Mattress Centers. For fiscal 2003, consists of (i) a $1.8 million non-cash write-down of Western Mattress assets to net realizable value and (ii) a $0.8 million operating loss from Western Mattress. For the three-month period ended March 2, 2003, consists of a $0.2 million loss from Western Mattress. For the three-month period ended February 29, 2004, consists of a $0.1 operating loss from Western Mattress.

  (f)
  Consists of $2.7 million of income in fiscal 2001, $0.9 million expense in fiscal 2002, $1.3 million expense in fiscal 2003, and $0.5 million expense in the three-month period ended March 2, 2003 due to a change in the fair market value of securities of Sealy subject to a put option by an officer.

  (g)
  For fiscal 2003, consists of $2.2 million of expenses related to accounts receivable process improvement relating to external consultants costs and one-time internal costs such as travel and special bonuses.

  (h)
  Consists of a $0.2 million expense in 2002, a $1.0 million expense in fiscal 2003 and a $0.4 million expense in the three-month period ended March 2, 2003, representing management's estimate of the incremental amount of senior management relocation expenses considered to be non-recurring.

  (i)
  For fiscal 2003, consists of a $2.0 million write-off of previously deferred derivative losses and $0.5 million of deferred debt costs associated with early extinguishment of debt.

  (j)
  For fiscal 2001, consists of other one time charges of $6.7 million including (i) a $4.2 million non-cash charge for the write-off of accounts receivable associated with Homelife, (ii) a $4.4 million non-cash charge to write-off the remaining unamortized goodwill associated with our investment in Rozen S.R.L. and (iii) offset by interest income of $1.9 million. For fiscal 2002, consists of (i) $0.7 million in preference claim reserves in connection with bankruptcy proceedings of certain customers, (ii) $0.5 million in severance payments to former employees and (iii) offset by interest income of $2.2 million. For fiscal 2003, consists of, (i) a $0.2 million consulting fee incurred in connection with the establishment of a financing subsidiary, (ii) $0.5 million in preference claim payments in connection with bankruptcy proceedings of certain customers, (iii) $0.7 million in severance payments to former employees, (iv) $0.7 million related to the cancellation of a management consulting contract, (v) offset by an increase of $1.5 million in the fair value of certain notes receivable from Mattress Firm, Inc. (collectively referred to as the "MFI Note"), (vi) offset by a gain on settlement of $0.2 million on the Mattress Discounters note, and (vii) offset by interest income of $1.6 million. For the three-month period ended March 2, 2003, consists of (i) $0.6 million in preference claim reserves in connection with bankruptcy proceedings of certain customers, (ii) $0.2 million related to the cancellation of a management consulting contract and (iii) offset by interest income of $0.3 million. For the three-month period ended February 29, 2004, consists of (i) $0.2 million related to the cancellation of a management consulting contract, (ii) offset by an increase of $0.3 million in the fair value of the MFI Note and (iii) offset by interest income of $0.4 million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial statements have been developed by application of pro forma adjustments to the audited historical consolidated financial statements of Sealy in its Annual Report on Form 10-K filed on March 1, 2004. The unaudited pro forma condensed consolidated balance sheet gives effect to Sealy's pending merger (the "Merger") with an affiliate of Kohlberg Kravis Roberts & Co., L.P. and related financing transactions (the "Recapitalization"), as if it had all occurred on November 30, 2003. The unaudited pro forma condensed consolidated statement of operations for the year ended November 30, 2003 gives effect to the Recapitalization as if it had been consummated on December 1, 2002. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information does not purport to represent what the results of operations or financial condition of Sealy would have been had the Recapitalization actually occurred on dates indicated, nor do they purport to project the results of operations or financial condition of Sealy for any future period or as of any future date. The unaudited pro forma condensed consolidated statement of operations excludes the nonrecurring effects of (i) the write-off of debt issuance costs ($16.2 million), (ii) payment of premium and consent fees ($17.6 million), (iii) compensation expense for management retention bonuses, cancelation of an executive's contract and charges associated with the cash settlement of stock options ($28.6 million) and (iv) certain other nonrecurring charges ($21.3 million). The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our audited historical consolidated financial statements and related notes thereto.

SEALY CORPORATION

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in millions)

	As of November 30, 2003
	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$101.1	$(56.4	)(1)	$44.7
Accounts receivable, net	162.7	(0.1	)(2)	162.6
Inventories	49.4	—		49.4
Prepaid expenses and other current assets	23.0			23.0
Deferred income taxes	20.5			20.5

	356.7	(56.5)		300.2
Property, plant and equipment, net of accumulated depreciation	170.8	—		170.8
Other assets:
Goodwill, net of accumulated amortization	381.9	—		381.9
Long-term notes receivable	13.3	(13.3	)(3)	—
Debt issuance costs, net, and other assets	36.4	34.4	(4)	70.8

	431.6	21.1		452.7

	$959.1	$(35.4)		$923.7

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current portion—long-term obligations	$47.6	$(36.3	)(5)	$11.3
Accounts payable	85.5	—		85.5
Accrued interest	23.6	(21.0	)(6)	2.6
Other accrued expenses	108.0	(23.0	)(7)	85.0

	264.7	(80.3)		184.4
Long-term obligations, net	699.6	361.4	(5)	1,061.0
Other noncurrent liabilities	48.9	(7.2	)(8)	41.7
Deferred income taxes	22.1			22.1
Stockholders' deficit	(76.2)	(309.3	)(9)	(385.5)

	$959.1	$(35.4)		$923.7

See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

SEALY CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in millions)

(1)
The pro forma financial data have been derived by the application of pro forma adjustments to the historical financial statements for November 30, 2003. The sources and uses of funds related to the Recapitalization are as follows:

Sources:
Senior Credit Facility	$560.0
Senior Subordinated Notes	490.0
Revolving Credit Facility	15.0
Settlement of MFI Note	13.6
Equity investment (a)	485.4

Total sources	1,564.0
Uses:
Repurchase of common stock	$734.6
Redemption of stock options	20.7
Repayment of the existing Credit Facility	259.1
Repayment of the existing Senior Term Note	300.0
Repayment of the existing Senior Subordinated Notes	128.0
Repayment of existing Junior Subordinated Notes	50.0
Estimated fees, expenses and other transaction costs	107.0
Accrued interest	21.0

Total uses	1,620.4

Net effect on cash	$(56.4)

  (a)
  Upon consummation of the Merger, and the change of control which will occur as a result thereof, all stock options granted to management that have not previously vested will vest and become immediately exercisable. All of senior management, certain other members of management and certain other employees are expected to elect not to exercise a portion of their options. The aggregate intrinsic value with respect to which senior management, certain other management and employees are electing or are expected to make such an election is $24.9 million. Such options will remain outstanding and will continue to be exercisable for shares of common stock after the Recapitalization. The $24.9 million related to the retention of management options by these individuals does not represent a source or use of cash and is not included as such in this note or in the determination of stockholders' deficit in the unaudited pro forma condensed consolidated financial balance sheet. Additionally, we are considering extending the maturity of the unexercised options or alternatively, granting to such holders new options with similar terms. If such changes to these options were to occur or if new options were granted with the same or similar terms, we would be required to recognize a non-cash compensation charge of up to $24.9 million.

(2)
Adjustment reflects the elimination of accrued interest receivable on the MFI Note.

(3)
Adjustment reflects the settlement of the MFI Note in connection with the Recapitalization.

  SEALY CORPORATION

  Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

  (in millions)

(4)
Reflects adjustments for the following:

Write-off of unamortized debt issuance costs associated with existing debt	$(16.2)
Capitalization of deferred issuance costs associated with new debt	50.6

Total	$34.4

(5)
Reflects adjustments for the following:

New Borrowings:
Senior Credit Facility	$560.0
Senior Subordinated Notes	490.0
Revolving Credit Facility	15.0

Total	1,065.0
Repayments and write-offs:
Repayment of the existing Credit Facility	(259.1)
Repayment of the existing Senior Subordinated Notes	(428.0)
Repayment of existing Junior Subordinated Notes	(50.0)
Write-off of premium on existing Senior Subordinated Notes	(2.8)

Total	(739.9)

Net change	$325.1

Total change from the unaudited pro forma condensed consolidated balance sheet:
Current portion	$(36.3)
Long-term portion	361.4

Total	$325.1

(6)
Reflects adjustments to remove accrued interest payable associated with existing debt.

(7)
Reflects adjustments for the following:

Record estimated tax benefits associated with write-off of existing deferred debt costs	$(5.4)
Record estimated tax benefits associated with other recapitalization expenses	(23.7)
Accrue management retention bonuses	6.1

Total	$(23.0)

SEALY CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in millions)

(8)
Reflects adjustments for the following:

Transfer of amount accrued for officer's put option on existing common stock to stockholders' deficit	$(6.7)
Payment of other deferred compensation	(0.5)

Total	$(7.2)

(9)
Reflects adjustments for the following:

	Gross	Tax Effect	Net
Equity investment	$485.4	$—	$485.4
Repurchase of common stock	(734.6)	—	(734.6)
Redemption of options	(20.7)	8.3	(12.4)
Transaction costs	(75.4)	21.0	(54.4)
Write-off of amount accrued for officer's put option on existing common stock	6.7	—	6.7

Total	$(338.6)	$29.3	$(309.3)

SEALY CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(in millions)

	Year Ended November 30, 2003
	Historical	Pro Forma Adjustments(1)		Pro Forma
Net sales	$1,189.9	$—		$1,189.9
Cost of goods sold	695.1	—		695.1

Gross profit	494.8	—		494.8
Selling, general and administrative	397.1	1.5	(2)	398.6
Stock based compensation	1.3	(1.3	)(3)	—
Impairment charge	1.8	—		1.8
Amortization of intangibles	1.1	—		1.1
Royalty income, net	(12.5)	—		(12.5)

Income from operations	106.0	(0.2)		105.8
Interest expense	68.5	4.9	(4)	73.4
Other (income) expense, net	1.0	(2.3	)(5)	(1.3)

Income before income tax expense	36.5	(2.8)		33.7
Income tax expense	18.2	(1.7	)(6)	16.5

Net income	$18.3	$(1.1)		$17.2

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

November 30, 2003

(in millions)

(1)
The pro forma adjustments exclude non-recurring expenses directly related to the Recapitalization which Sealy anticipates will be reflected in the consolidated statement of operations for the period including the Recapitalization. Such expenses relate principally to the write-off of deferred financing fees, and a premium on the repurchase of the existing Senior and Junior Subordinated Notes, management retention bonuses as described in notes (1), (4), (5) and (7) to the unaudited pro forma condensed consolidated balance sheet and stock compensation expense related to redemption of management's common stock options.

(2)
Adjustment reflects the elimination of the gain associated with MFI Note of $1.5 million.

(3)
Adjustment reflects the elimination of the stock-based compensation associated with an executive's put agreement. Such put right will be cancelled as part of the Recapitalization and would not have been incurred had the transaction been consumated on December 1, 2002.

(4)
The pro forma adjustment to interest expense reflects interest expense and amortization of deferred financing fees related to: (i) $560.0 million of term loan borrowings under the Senior Credit Facilities; (ii) the $490.0 million of Senior Subordinated Notes; and (iii) $15.0 million draw on the Revolving Credit Facility as follows:

Interest expense before amortization of deferred financing fees	$68.0
Amortization of deferred financing fees	5.4
Historical interest expense	(68.5)

Total	$4.9

  A 0.125% change in the interest rate on total indebtedness would change annual pro forma interest expense by approximately $0.7 million. The estimated weighted average interest rate of our borrowings is approximately 6.9%.

(5)
Adjustment reflects the following:

Elimination of costs associated with debt prepayment	$(2.5)
Elimination of interest income on MFI Note	0.2

Total	$(2.3)

  The costs associated with the debt prepayment would not have been incurred had the transaction been consummated on December 1, 2002.

(6)
Reflects the tax effect of adjustments at Sealy's statutory rate of 40% excluding the tax effect of permanent differences of approximately $0.5 million.

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  Exhibit 99.2
Recent Results
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
SEALY CORPORATION Unaudited Pro Forma Condensed Consolidated Balance Sheet (in millions)
SEALY CORPORATION Unaudited Pro Forma Condensed Consolidated Statement of Operations (in millions)
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations November 30, 2003 (in millions)